SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2018

HOPFED BANCORP, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	0-23667	61-1322555
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4155 Lafayette Road, Hopkinsville, Kentucky 42240

(Address of Principal Executive Offices)

(270) 885-1171

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On June 26, 2018, HopFed Bancorp, Inc. (the “Registrant”) and Heritage Bank USA, Inc. (the “Bank”), the Registrant’s wholly owned subsidiary, each entered into an employment agreement with Bailey K. Knight, Chief Credit Officer of both the Registrant and the Bank. Such employment agreements have an initial term of three-years, each ending as of June 30, 2021. Prior to July 1 of each year, the agreements will be extended for an additional one-year period beyond the then applicable expiration date, if the Compensation Committee determines that the employee’s performance has met the requirements and standards of the Board of Directors and that the term of such agreements should be extended. The employment agreements with Mr. Knight provide for continuation of his current base salary of $191,100 per annum in the aggregate. The employee may participate with other senior management in discretionary bonuses and in any fringe benefits that may become available and are commensurate with the responsibilities and functions to be performed by the employee. The employment agreements provide for a payment of 2.9 times the employee’s base salary in the event of termination of employment within one year following a change of control of the Registrant or the Bank (as defined in the agreements), subject to certain limitations, and for payment of the employee’s salary up to the expiration of the remaining term of such agreements upon termination of the employee without cause and absent a change in control transaction. The agreements provide that, in the event any payment or distribution to Mr. Knight under the agreements or otherwise, would be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, following a change in control transaction, the after-tax payments to him (as defined in the agreements) would be reduced to avoid payment of this excise tax unless his after-tax benefits would be greater without such reduction and his payment of such excise tax. The agreements prohibit Mr. Knight, for a period of 12 months after a termination of employment in certain circumstances, from soliciting employees of the Registrant and the Bank for hire.

In addition, the Registrant and the Bank each approved an amendment and restatement of the employment agreements with Mr. John E. Peck, President and Chief Executive Officer of both the Registrant and the Bank. The changes to Mr. Peck’s employment agreements with the Registrant and the Bank include a new term of three-years, ending as of June 30, 2021. In addition, such agreements remove the provisions that would have provided a tax gross-up payment in the event that Mr. Peck would have incurred any excise taxes related to compensation under Section 4999 of the Internal Revenue Code of 1986, as amended, following a change in control transaction. In lieu of such tax gross-up provision, such agreements provide that, in the event any payment or distribution to Mr. Peck under the agreements or otherwise, would be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, following a change in control transaction, the after-tax payments to him (as defined in the agreements) would be reduced to avoid payment of this excise tax unless his after-tax benefits would be greater without such reduction and his payment of such excise tax.

The foregoing description of the terms of the agreements with Mr. Knight and the changes to the amended and restated agreements with Mr. Peck is a summary only and is qualified in its entirety by reference to the actual agreements with Mr. Knight and Mr. Peck which are filed as Exhibits 10.1, 10.2, 10.3, and 10.4 hereto and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) The following exhibits are furnished herewith:

Exhibit 10.1	Employment Agreement, dated as of June 26, 2018, by and between HopFed Bancorp, Inc. and Bailey K. Knight, Chief Credit Officer.

Exhibit 10.2	Employment Agreement, dated as of June 26, 2018, by and between Heritage Bank USA, Inc. and Bailey K. Knight, Chief Credit Officer.

Exhibit 10.3	Amended and Restated Employment Agreement, dated as of June 20, 2018, by and between HopFed Bancorp, Inc. and John E. Peck, President and Chief Executive Officer.

Exhibit 10.4	Amended and Restated Employment Agreement, dated as of June 20, 2018, by and between Heritage Bank USA, Inc. and John E. Peck, President and Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOPFED BANCORP, INC.
Dated: June 26, 2018	By: /s/ Michael Woolfolk
Secretary of the Board of Directors